Exhibit 5.0 Legal Opinion

CHARLES CLAYTON
Attorney at Law
12 S. Sixth Street
Minneapolis, MN 55402
(612) 338-3738
Fax (612) 336-4505

December 19, 2002

Black Sea Minerals, Inc.
525 Seymour Street
Vancouver, British Columbia

Gentlemen:

I have acted as counsel for the company in connection with the preparation of the Registration Statement, and, based on this, I am of the opinion that:

1. The company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with corporate authority to conduct the business in which it is now engaged, and as described in the Registration Statement.

2. The shares have been duly authorized, and, when issued and delivered, will be validly issued, fully paid and non-assessable and free from preemptive rights, will be without cumulative voting rights and will conform to the description in the Prospectus.

3. There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court or governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results of operations, present or prospective, of the company or of its properties or assets.

I consent that this opinion be filed as an exhibit to the Registration Statement, and to the use of my name in the Registration Statement under the caption “Legal Matters.”

Cordially,
/s/ CHARLES CLAYTON

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